Exhibit 4.11

AMENDMENT NO. 1 TO CONSULTING AGREEMENT

AMENDMENT NO. 1 TO CONSULTING AGREEMENT, dated as of June 27, 2006 (this “Amendment”), by and between China Security & Surveillance Technology, Inc. (formerly, Apex Wealth Enterprises Limited), a British Virgin Islands corporation (“the Company”) and Terence Yap (“Consultant”). Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in that certain Consulting Agreement, dated February 8, 2006, by and between the Company and Consultant (the “Agreement”).

BACKGROUND

The Company and Consultant are parties to the Agreement (the “Parties”), pursuant to which Consultant will provide consulting services to the Company in exchange for 100,000 shares of the Company’s common stock. The Parties now desire to extend the term of the Agreement and hereby enter into this Amendment to modify the terms of the Agreement as more specifically set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Amendment to Section 2 of the Agreement. The Agreement is hereby amended to delete Section 2 thereof in its entirety and in lieu thereof to insert the following new Section 2:

“Term. The term of this Agreement shall commence on February 8, 2006 and shall end on February 7, 2009 unless terminated earlier pursuant to Section 6 hereof.”

2.    Agreement Remains in Force. Except as expressly set forth in this Amendment, the Agreement remains unmodified and in full force and effect.

3.    Miscellaneous. This Amendment and the Agreement constitute the entire understanding among the parties hereto with respect to the subject matter hereof and may not be further amended, modified or supplemented except as specified in the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

By:	/s/ Guoshen Tu
Name: Guoshen Tu
Title: Chief Executive Officer

TERENCE YAP

By:	/s/ Terence Yap